648 N. Plankinton Avenue Milwaukee, WI 53203 Contact: Christian Audi Sr. Director, Investor Relations 914 771 1770 Immediate Release ENERPAC TOOL GROUP ELECTS CHARLES T. LAUBER AS NEW DIRECTOR MILWAUKEE, WI, October 8, 2026 – Enerpac Tool Group Corp. (NYSE: EPAC) (the “Company” or “Enerpac”) announced today that the Board of Directors is expanding the size of the Board from eight to nine directors and has elected Charles T. Lauber to its Board effective today. Mr. Lauber is a seasoned finance executive with more than 40 years of experience in finance, corporate strategy, mergers and acquisitions, investor relations, capital allocation, and global operations. Prior to his retirement earlier this year, Mr. Lauber served as Executive Vice President and Chief Financial Officer of A. O. Smith from 2019 to 2026, overseeing the company's global financial operations and helping shape its long-term growth strategy during a distinguished 27- year career with the company. Before joining A. O. Smith in 1999, Mr. Lauber spent 15 years with Ernst & Young LLP, where he advanced to Senior Manager and advised public and private companies on accounting, audit, tax, and financial reporting matters. Mr. Lauber currently serves on the Board of Directors of H.B. Fuller Company (NYSE: FUL), where he is a member of the Audit Committee and the Personnel & Compensation Committee. He brings extensive expertise in financial oversight, capital allocation, mergers and acquisitions, strategic planning, investor relations, executive compensation, enterprise risk management, and public company governance. He earned a bachelor's degree in accounting from University of Wisconsin-Whitewater and an MBA from the Kellogg School of Management at Northwestern University. Commenting on the announcement, Jim Ferland, Enerpac Tool Group’s Chairman, said, “Chuck’s extensive financial leadership, strategic insight, and public company governance experience will be a tremendous asset to our Board of Directors. We are pleased to welcome him and look forward to the contributions he will make to the company’s continued success.” Mr. Lauber added, “I am honored to join the Enerpac Tool Group Board of Directors and look forward to working with my fellow directors and the management team. Enerpac has built a strong reputation in heavy industrial tools, services and solutions, along with a compelling business platform, and I am excited to contribute my experience to support its continued growth and long-term success.” About Enerpac Tool Group Enerpac Tool Group Corp. is a premier industrial tools, services, technology, and solutions provider serving a broad and diverse set of customers and end markets for mission-critical applications in more than 100 countries. The Company makes complex, often hazardous jobs possible safely and efficiently. Enerpac Tool Group’s businesses are global leaders in high pressure hydraulic tools, controlled force products, and solutions for precise positioning of heavy loads that help customers safely and reliably tackle some of the most challenging jobs around the world. The Company was founded in 1910 and is headquartered in Milwaukee, Exhibit 99.1

Wisconsin. Enerpac Tool Group common stock trades on the NYSE under the symbol EPAC. For further information on Enerpac Tool Group and its businesses, visit the Company's website at www.enerpactoolgroup.com.